May 18, 2006

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re:	Registration Statement on Form S-8 of Micromem Technologies Inc.

We have acted as counsel to Micromem Technologies Inc., an Ontario corporation (the “Corporation”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 8,750,000 common shares (the “Shares”), issuable pursuant to the Amended and Restated Directors, Senior Officers and Key Employees Stock Option Plan of Micromem Technologies Inc. (collectively, the “Plan”) dated effective May 27, 2005.

We have examined such statutes, public and corporate records of the Corporation and such documents and certificates of officers of the Corporation, public officials and others and considered such questions of law as we have considered relevant and necessary as a basis for the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified, photocopies or facsimiles and the authenticity of the originals of such documents and facsimiles.

We are qualified to practice law in the Province of Ontario and to express legal opinions only with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions expressed below are to be construed in accordance with such laws in effect on the date hereof. We have not made an independent examination of the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein and we do not express or imply any opinion with respect to the laws of any other jurisdiction except as expressly referred to herein.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the issuance of the Shares in the manner and on the terms described in the Plan, and (ii) receipt by the Corporation of the consideration for the Shares specified in the Plan, the shares will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Chitiz Pathak LLP